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Exhibit 99.2
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FOR IMMEDIATE RELEASE:                                                    NEWS
----------------------                                             Nasdaq-ACTT
October 1, 2001

          ACT TELECONFERENCING ANNOUNCES $5 MILLION PRIVATE PLACEMENT

DENVER -- ACT Teleconferencing, Inc. (Nasdaq NM-ACTT), a leading independent worldwide provider of audio, video, data and Web-based conferencing products and services, today announced it has raised $5 million via the sale of its common stock to existing institutional investors.

"The $5 million in new equity capital will enable us to continue to strengthen the Company's balance sheet and pay down debt, thereby enabling ACT to continue to pursue growth plans and advance new product development efforts, particularly in the area of video and Web conferencing," said ACT Chairman Gerald D. Van Eeckhout. He also said the equity placement strengthened the Company's equity base by more than 30% from $15 million to $20 million.

Tangible net asset value increased by 71% from $7 million to $12 million. Issued shares outstanding will increase by 11% from approximately 6.3 million shares to 7 million shares.

Van Eeckhout added that the Company's daily worldwide call volumes increased by approximately 40% in the week following the terrorist attacks. ACT will continue to advise shareholders of changes in volume patterns for audio and video conferencing usage as developments occur.

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide.
The Company's operations have grown from the original single location in Denver to 13 service delivery centers and sales offices in 10 countries. ACT's headquarters are located in Denver with sales and service delivery centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Singapore, Sydney and Adelaide. For the past three consecutive years, the Company has been named to the Deloitte & Touche "Fast 500" Program, a ranking of the 500 fastest growing U.S technology companies. ACT's Internet address is www.acttel.com.
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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

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                                   CONTACTS:

ACT Teleconferencing, Inc.                  Pfeiffer High Public Relations, Inc
Liza Rygg,                                  KC Ingraham or Jay Pfeiffer
IR/Corporate Communications Manager         Ph: 303/393-7044
Ph: 303/235-9000                            E-mail: kc@pfeifferhigh.com
E-mail: lrygg@corp.acttel.com                       -------------------
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